Exhibit 99.2

STOCK PURCHASE AGREEMENT

dated as of November 28, 2008

among

NATIONAL AMUSEMENTS, INC.,

SUMCO, INC.,

SUMNER M. REDSTONE

and

ACQUISITION HOLDINGS SUBSIDIARY I LLC

STOCK PURCHASE AGREEMENT, dated as of November 28, 2008 (this “Agreement”), among NATIONAL AMUSEMENTS, INC., a Maryland corporation (the “NAI”), SUMCO, INC., a Delaware corporation (“Sumco”), SUMNER M. REDSTONE (“SMR” and, collectively with NAI and Sumco, the “Sellers”) and ACQUISITION HOLDINGS SUBSIDIARY I LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS:

A. The Sellers, collectively, own approximately 87.2% of the total issued and outstanding shares of common stock, $0.01 par value per share (“Common Stock”), of Midway Games Inc., a Delaware corporation (the “Company”).

B. Each of the Sellers wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the shares of Common Stock beneficially owned by the Sellers, upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, NAI and the Purchaser have entered into a Participation Agreement substantially in the form attached as Exhibit A hereto (the “Participation Agreement”) for the participation by the Purchaser in the outstanding indebtedness owed by the Company to NAI pursuant to the NAI Loan Agreements (as hereinafter defined), and the future assignment of all of NAI’s right, title and interest in and to such NAI Loan Agreements to the Purchaser and the assumption by the Purchaser of certain of NAI’s obligations thereunder, in each case upon the terms and subject to the conditions set forth in the Participation Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
DEFINED TERMS

1.1    Certain Defined Terms.  For purposes of this Agreement, the following terms have the corresponding meanings set forth below:

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 18, 2008, between Estabrook Partners, LLC and NAI, as amended.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Factoring Agreement” means the Factoring Agreement, dated as of September 15, 2008, among NAI, Midway Home Entertainment Inc. and Midway Amusement Games, LLC, as servicer.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable self-regulatory organization.

“NAI Loan Agreements” means, collectively, the Secured Loan Agreement and the Unsecured Loan Agreement.

“person” has the meaning given to it in Section 3(a)(9) of the Exchange Act.

“Secured Loan Agreement” means the Loan and Security Agreement, dated February 29, 2008, as amended as of September 15, 2008, among Midway Home Entertainment Inc. and Midway Amusement Games, LLC (as Borrowers thereunder) and the Company, Midway Games West Inc., Midway Interactive Inc., Midway Sales Company, LLC, Midway Home Studios, Inc., Surreal Software Inc., Midway Studios-Austin Inc. and Midway Studios-Los Angeles Inc. (as US Credit Parties thereunder) and NAI.

“Securities Act” means the Securities Act of 1933, as amended.

“Unsecured Loan Agreement” means the Unsecured Loan Agreement, dated February 29, 2008, as amended as of September 15, 2008, between the Company and NAI.

1.2    Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Agreement	Preamble
Closing	2.2(a)
Closing Date	2.2(a)
Common Stock	Recitals
Company	Recitals
NAI	Preamble
Participation Agreement	Recitals
Purchase Price	2.2(b)
Purchaser	Preamble
Rule 144	3.2(c)
Seller or Sellers	Preamble
Shares	2.1
SMR	Preamble
Sumco	Preamble

1.3    Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or as the context otherwise requires:

(a)    wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument, as amended, supplemented or modified from time to time;

(b)    the word “or” is not exclusive;

(c)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e)    when reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

ARTICLE II
PURCHASE; CLOSINGS

2.1    Purchase.  On the terms and subject to the conditions set forth herein, the Purchaser hereby purchases from the Sellers, and the Sellers hereby sell to the Purchaser, at the Closing (as hereinafter defined), the number of shares of Common Stock which appears opposite each Seller’s name on Schedule 2.1 to this Agreement (the “Shares”).

2.2    Closing.

(a)    The closing of the purchase of the Shares by the Purchaser pursuant hereto and the closing of the transactions contemplated by the Participation Agreement (the “Closing”) shall occur simultaneously at the offices of Shearman & Sterling LLP located at 599 Lexington Avenue, New York, New York on the date hereof.  The date of the Closing is referred to as the “Closing Date.”

(b)    At the Closing (i) the Purchaser shall deliver to the broker-dealer designated by the Sellers, by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers to the Purchaser, an aggregate purchase price of $100,000 (the “Purchase Price”) to be allocated among the Sellers in accordance with instructions from the Sellers, (ii) each Seller shall deliver to such broker-dealer irrevocable instructions to transfer the Shares to the account of the Purchaser at such broker-dealer, which shall effect the transfer of the Shares to the Purchaser free and clear of all Encumbrances and (iii) the Sellers shall instruct such broker-dealer to take such further action to cause the Depositary Trust Company, Inc. to further effectuate such transfer.

(c)    At the Closing, the Participation Agreement shall be duly executed and delivered by each of the parties thereto and the transactions contemplated thereby shall be consummated.  It is the intention of the parties that the transactions contemplated by the Participation Agreement and this Agreement be treated as integrated transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Sellers.  The Sellers severally and not jointly hereby represent and warrant to the Purchaser that:

(a)    Organization and Authority.  Each Seller that is not a natural person is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except, in each case, where failure to be so organized and existing, qualified or to have such corporate power and authority would be reasonably expected to materially adversely affect such Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)    Capitalization; Ownership of Shares.  (i) Schedule 2.1 sets forth, with respect to each Seller, the number of Shares owned by such Seller opposite such Seller’s name.  The Shares listed across from such Seller’s name on Schedule 2.1 represent all of the shares of Common Stock held by such Seller and, based on the number of shares of Common Stock reported as outstanding as of October 31, 2008 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, constituted 87.2% of the total issued and outstanding shares of Common Stock as of such date.  The Sellers own all the Shares free and clear of all Encumbrances and upon the closing, assuming the Purchaser does not have “notice of any adverse claim”, the Purchaser will be a “protected purchaser” with respect to the Shares, as such terms are defined in Article 8 of the UCC in effect in New York.

(ii) As of the date of this Agreement, no Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or any other equity securities of the

Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  As of the date hereof, to the knowledge of the Sellers, the Company does not have in effect a “poison pill” or rights agreement.

(c)    Authorization.

(i)    SMR has full legal right and capacity to execute and deliver the Agreement and to carry out his obligations hereunder, and each of NAI and Sumco has the corporate power and authority to enter into this Agreement, and each of NAI and Sumco has the corporate power and authority to carry out their respective obligations hereunder.  The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Seller and its stockholders, as the case may be.  This Agreement has been duly and validly executed and delivered by the Sellers and, assuming due authorization, execution and delivery by the Purchaser, this Agreement is a valid and binding obligation of each Seller party hereto enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  No other corporate proceedings are necessary for the execution and delivery by the Sellers of this Agreement, the performance by them of their obligations hereunder or the consummation by them of the transactions contemplated hereby.

(ii)    Neither the execution and delivery by the Sellers of this Agreement nor the consummation by the Sellers of the transactions contemplated hereby, nor compliance by the Sellers with any of the provisions hereof, will (A) with or without the giving of notice, the lapse of time, or both, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Sellers under any of the terms, conditions or provisions of (i) with respect to NAI and Sumco, the articles of incorporation, charter or bylaws or other governing document of such Seller or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Seller is a party or by which it may be bound, or to which any Seller or any of the properties or assets of any Seller may be subject, or (B) violate any law (including any fraudulent conveyance or similar law), statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to any Seller or any of their respective properties or assets.

(d)    Governmental Consents.  Other than the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement or the Participation Agreement.

(e)    Offering of Securities.  None of the Sellers or any person acting at their direction has taken any action which would subject the sale of any of the Shares to the Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.

(f)    Brokers and Finders.  Except for Citigroup Global Markets Inc., none of the Sellers or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any Seller, in connection with this Agreement or the Participation Agreement or the transactions contemplated hereby or thereby.  The Purchaser shall not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement and the Participation Agreement based upon arrangements made by or on behalf of the Sellers or their Affiliates.

(g)           Actions.  As of the date hereof, there are no claims, actions, suits, investigations or proceedings pending or, the knowledge of the Sellers, threatened against the Sellers or any of their Affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Participation Agreement or otherwise prevent or materially delay the Sellers from performing their obligations hereunder or thereunder.

3.2    Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Sellers that:

(a)    Organization and Authority.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the limited liability company power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted, except, in each case, where failure to be so organized and existing, qualified or to have the corporation power and authority would be reasonably expected to materially adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)    Authorization.

(i)    The Purchaser has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the Purchaser’s sole member.  This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Sellers, this Agreement will be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  No other limited liability company proceedings are necessary for the execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(ii)    Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) with or without the giving of notice, the lapse of time, or both, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect the Purchaser’s ability to perform its obligations under this Agreement or the Participation Agreement or consummate the transactions contemplated hereby or thereby on a timely basis.

(iii)    Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c)    Purchase for Investment.  The Purchaser acknowledges that it is acquiring the Shares from “affiliates” of the Company as defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and as such any future resales of the Shares shall be made subject to the limitations set forth in Rule 144 or otherwise in accordance with the registration requirements (or an exemption therefrom) of the Securities Act.  The Purchaser (1) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements (or an exemption therefrom) of the Securities Act and any other applicable securities laws, (2) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (3) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (4) is able to fend for itself in the transactions contemplated by this Agreement and the Participation Agreement, and (5) has the ability to bear the economic risks of its investment in the Shares.

(d)    No Recommendation, Representation or Liability.  The Purchaser acknowledges that except as expressly set forth in Section 3.1, none of the Sellers or any of their respective directors, officers, employees, representatives or controlling persons have recommended the Shares, have any responsibility for making any independent investigation of the Company, or make any representation or warranty to the Purchaser, express or implied, with respect to the Company, the Shares or the accuracy, completeness or adequacy of the Company’s information, or of any other information relating to the Company, nor shall any of the foregoing persons be liable for any loss or damages of any kind suffered or incurred by the Purchaser resulting from the use of any such information provided to the Purchaser or otherwise reviewed and/or utilized by the Purchaser.

(e)    Independent Advice.  The Purchaser understands and acknowledges that nothing in this Agreement, in the Company’s public information or in any information provided or presented to the Purchaser by any Seller in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares and has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

(f)    Brokers and Finders.  Neither the Purchaser nor any Affiliate of the Purchaser or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the Participation Agreement or the transactions contemplated hereby and thereby.  No Seller shall be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement and the Participation Agreement based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

(g)           Actions.  There are no claims, actions, suits, investigations or proceedings pending or, the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Participation Agreement or otherwise prevent or materially delay the Purchaser from performing its obligations hereunder or thereunder.

ARTICLE IV
COVENANTS
4.1    Confidentiality.  All information furnished prior to the Closing to a party or its advisor by a party or its advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, and to the extent required by, the provisions of the Confidentiality Agreement.

ARTICLE V
MISCELLANEOUS
5.1    Expenses.  Except as otherwise provided herein, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement or the Participation Agreement.

5.2    Amendment.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3    Waivers.  No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.4    Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.5    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.  Each party agrees not to assert that such forum is inconvenient or that there is a more convenient forum for such action, suit or proceeding.  Each party further agrees that service of process or other papers in any such action, suit or proceeding may be made in accordance with the provisions of Section 5.7.

5.6    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7    Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to any Seller, to:

National Amusements, Inc.
846 University Ave
Norwood, MA 02062
Facsimile:         (781) 461-1412
Attention:        Vice President and General Counsel

with a copy (which copy alone shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Facsimile:          (212) 848-8179
Attention:         Creighton O’M. Condon, Esq.
       Scott Petepiece, Esq.

(b) If to the Purchaser, to:

Acquisition Holdings Subsidiary I LLC
c/o Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY  10036

Attention:   Peter Abruzzese, Esq.
Facsimile:    (212) 715-8000

5.8    Entire Agreement, Etc.  (a) This Agreement (including the Exhibits and Schedules hereto), the Participation Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void.

5.9    Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.10    Severability.  If any provision of this Agreement or the application thereof to any person (including, the officers and directors of any Seller and the Purchaser) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11    No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit, right or remedies.

5.12    Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

5.13    Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, without proving that money damages would be inadequate and without posting any bond.

5.14    Further Assurances.  Each of the parties hereto shall execute and deliver all such other agreements, documents and instruments, and take such other further action, as the other parties may reasonably request to effect the transfer and delivery of the Shares to the Purchaser and otherwise to effect the transactions contemplated by, and fully carry out the intent of, this Agreement and the Participation Agreement.

5.15    Survival.  All representations and warranties of the parties hereto shall survive the Closing and the covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms.

5.16    Loser Pays.  With respect to any dispute among the parties arising out of or relating to this Agreement or the Participation Agreement, the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such dispute shall be paid by the other party or parties to such dispute.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                NATIONAL AMUSEMENTS, INC.

                By:________________________
            Name:
                    Title:

                SUMCO, INC.

                By:________________________
            Name:
                Title:

                By:________________________
                        SUMNER M. REDSTONE

                ACQUISITION HOLDINGS SUBSIDIARY I LLC

                By:   MT Acquisition Holdings LLC, its sole member

                By:________________________
                Name: Mark Thomas
                Title:   President

Schedule 2.1

Seller	Number of Shares Held

National Amusements, Inc.	22,687,479
Sumco, Inc.	45,218,230
Sumner M. Redstone	12,433,557